Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2019 Omnibus Incentive Plan and 2019 Stock Purchase Plan of SmileDirectClub, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of SmileDirectClub, Inc. and the effectiveness of internal control over financial reporting of SmileDirectClub, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
May 31, 2022